Form of Severance Plan Participation Agreement

Exhibit 10.2

[date]

________________

________________

________________

Dear _____:

I am writing to inform you that you have been designated as an “Eligible Executive” for purposes of the Energy Conversion Devices, Inc. Executive Severance Plan, as amended from time to time (the “Plan”). This means that, upon the execution of this Agreement, below, you will be eligible to receive the severance benefits described in the Plan in the event you experience a “Qualifying Termination” (as defined under the Plan). For purposes of the Plan, your Severance Period, if you have a “Qualifying Termination,” is __ months, except that if the “Qualifying Termination” occurs within ___ months after a “Change in Control” (as defined under the Plan), the Severance Period shall be __ months.

In addition, by signing below and in consideration of the opportunity to participate in the Plan and for good and other consideration, you agree to be bound by the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any right to continue in the employ of the Company or any of its affiliates.

The Company reserves the right to amend the Plan at any time subject to the terms of the Plan, provided, however that the Plan will not be amended without your consent (except if necessary to comply with the law) to reduce the benefits payable to you for three (3) years after the date of this letter.

Please sign below and return the original to [name] no later than [____ days after the date of this letter] [date].

Sincerely,

[name]

Consent:

I have read the Plan and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Plan. This Agreement supersedes all, if any, prior agreements and communications, whether oral or written, between the Company and me regarding the subject matter of the Plan, including severance benefits.

Date